DREYFUS INSTITUTIONAL RESERVES FUNDS

Certificate of Amendment

The undersigned, Vice President of Dreyfus Institutional Reserves Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Article IX, Section 8, of the Trust's Agreement and Declaration of Trust dated January 10, 2008 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on April 7, 2016, the Declaration of Trust is amended to provide that the name of the following series of the Trust, as previously established and designated, is changed as follows:

Old Name of Series	New Name of Series

Dreyfus Institutional Treasury Prime Cash Advantage Fund	Dreyfus Institutional Treasury Securities Cash Advantage Fund

This Certificate of Amendment to the Declaration of Trust shall become effective on April 15, 2016.

                                                                        /s/ Maureen E. Kane
                                                                                    Maureen E. Kane, Vice President

Dated:  April 7, 2016

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 7th day of April, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public